SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 20, 2014

ATRICURE, INC.

(Exact name of registrant as specified in charter)

Delaware	000-51470	34-1940305
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6217 Centre Park Drive West Chester, OH	45069
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 755-4100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement or Material Amendment to a Material Agreement.

On August 20, 2014, AtriCure, Inc. (“AtriCure” or the “Company”) and LM-VP AtriCure, LLC (the “Landlord”), entered into a new building lease (the “Lease”) in order to re-locate its headquarters and West Chester, Ohio facilities from their current location to a building to be constructed on Innovation Way in Mason, Ohio and occupied exclusively by the Company. The facilities contain the Company’s administrative, regulatory, engineering and product development, manufacturing and distribution functions. The material terms of the Lease are described below.

The term of the Lease is 15 years with three separate five-year renewal options, at the Company’s option, and begins upon substantial completion of the construction of the building (the “Commencement Date”). The amount of initial annual base rent of $1,353,440 is payable monthly beginning on the Commencement Date and is subject to a 2% increase each year during the Lease’s initial term. Upon each renewal, the amount of rent payable will be agreed upon by the Company and Landlord or, if not so agreed upon, by an appraiser. The size of the building subject to the Lease is expected to be approximately 92,000 square feet.

Under the Lease the Company is responsible for paying real estate taxes, insurance, utilities, operating expenses, and most building repairs and maintenance. The Company is also responsible for paying the first $750,000 of construction related costs, as well as amounts in excess of the estimated total cost of construction, as defined by the Lease. On the Commencement Date, the Company is required to provide a letter of credit to the Landlord in the amount of $1,250,000 which amount may decrease or be removed entirely based on the Company’s financial performance.

The foregoing is only a brief description of the material terms of the Lease and does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Lease, which is filed hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01.    Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

10.1	Lease Agreement Dated August 20, 2014 between LM-VP AtriCure, LLC, as Landlord, and AtriCure, Inc., as Tenant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATRICURE, INC.

Dated: August 25, 2014	By:	/s/ M. Andrew Wade
M. Andrew Wade,
Vice President and Chief Financial Officer